UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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KEURIG GREEN MOUNTAIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 6, 2015, Keurig Green Mountain, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acorn Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, Maple Holdings Acquisition Corp., a Delaware corporation, the Company and, solely for purposes of Article IX of the Merger Agreement,  JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands.

This Schedule 14A filing consists of the following frequently asked questions (“FAQs”) regarding the treatment of outstanding equity compensation awards in connection with the consummation of the transactions contemplated by the Merger Agreement, which FAQs were made available to the Company’s employees on February 8, 2016.

FAQs

Treatment of Outstanding Equity Compensation Awards in Keurig/JAB Holdings Merger

This document is a summary only. To the extent that the information provided herein relates to any plan document and/or award agreement, or the Agreement and Plan of Merger dated as of December 6, 2015 involving Keurig Green Mountain, Inc. (“Keurig”) and JAB Holdings B.V. (“JAB”), that other document will control over this summary, and this summary is qualified in its entirety by the provisions of those documents.

The following discussion is provided as general information only and such information is not intended as tax advice for any particular person. It does not purport to be a complete analysis of all potential tax considerations for all holders of Keurig shares, stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) or deferred cash awards or for participants in the Keurig Green Mountain, Inc. 2014 Amended and Restated Employee Stock Purchase Plan (the “ESPP”).

This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Keurig undertakes no obligation to update or revise the below discussion. Any such change, which may or may not be retroactive, could alter the tax consequences to stockholders and option, PSU, RSU and deferred cash award holders or for participants in the ESPP, as described below.

FURTHERMORE, BECAUSE THE TAX CONSEQUENCES OF ANY PAYMENTS CAN VARY SIGNIFICANTLY ON A COUNTRY BY COUNTRY BASIS, ANY DISCUSSION OF THE TAX CONSEQUENCES OF THOSE PAYMENTS IF YOU ARE A TAX RESIDENT OF A COUNTRY OUTSIDE THE UNITED STATES IS BEYOND THE SCOPE OF THESE FAQS.  THESE FAQS ALSO DO NOT ADDRESS THE TAX TREATMENT UNDER THE LAWS AND REGULATIONS OF ANY STATE IN THE UNITED STATES.  THE STATE TAX TREATMENT WILL VARY DEPENDING ON THE STATE OR STATE(S) IN WHICH YOU ARE A TAX RESIDENT.

THE FOLLOWING INFORMATION REGARDING FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR PARTICIPANT. KEURIG RECOMMENDS THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF ANY PAYMENTS.

General Questions about the Merger

What price will JAB be paying for my shares of Keurig common stock?

JAB will pay $92.00 in cash, without interest, per share of Keurig common stock.

When can I expect to receive the payment for my shares of Keurig common stock?

Promptly following the effective time of the merger, stockholders holding certificated shares of Keurig common stock (i.e., holders of actual paper stock certificates) will be sent a letter of transmittal and/or instructions on how to receive payment for their shares of Keurig common stock. Holders of uncertificated shares of Keurig common stock will not be required to deliver a stock certificate or executed letter of transmittal, and will instead automatically be entitled to receive the portion of the aggregate merger consideration payable to such holders at the effective time of the merger. If you hold your shares through an account with a bank, broker, trust or other nominee, please contact your bank, broker, trust or other nominee for instructions regarding how to collect your merger consideration.

General Questions about Voting

What happens if I don’t vote my shares of Keurig common stock?

Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and abstention from voting will have the same effect as a vote “AGAINST” the other proposals.

If I vote against the merger, and the merger subsequently closes, will I receive merger consideration for the shares of Keurig common stock that I own?

If the proposal to adopt the merger agreement is approved and the merger closes in accordance with the terms of the merger agreement, you will be entitled to receive merger consideration for your shares of Keurig common stock regardless of your vote, UNLESS in addition to your vote AGAINST adoption of the merger agreement you have also PROPERLY AND VALIDLY PERFECTED YOUR APPRAISAL RIGHTS in accordance with the procedures and requirements set forth in Section 262 of the Delaware General Corporation Law, which are included in the proxy statement.

If I vote against the merger, and the merger subsequently closes, will I receive merger consideration for the outstanding Keurig stock options, RSUs, or PSUs that I hold?

If the proposal to adopt the merger agreement is approved and the merger closes in accordance with the terms of the merger agreement, you will be entitled to receive merger consideration with respect to the Keurig stock options, RSUs or PSUs that you hold regardless of your vote to the extent you are entitled to receive such consideration under the merger agreement.

Stock Option Questions

What happens to my in-the-money Keurig stock options in connection with the merger?

Immediately prior to the closing of the merger, all unvested Keurig stock options will become fully vested.  Keurig stock options with an exercise price less than $92.00 per share are considered “in-the-money” stock options, and as of the closing of the merger, such options will be cancelled in exchange for a cash payment, without interest, equal to $92.00 per share of Keurig common stock, reduced by the exercise price per share and all applicable withholding taxes.  This payment will be made to you through Keurig’s payroll process.

Here is an example:

•                 Assume that you hold an option to acquire 100 shares of Keurig common stock, which is vested with respect to 60 shares and unvested with respect to 40 shares as of the date of the merger, and you have not previously exercised any portion of the option. Assume also that your per share exercise price is $50.00.

•                 Immediately prior to the effective time of the merger, the unvested portion of the option will become vested.  Therefore, at the time of the merger, you will hold a fully vested option to purchase 100 shares of Keurig common stock.

•                 At the effective time of the merger:

•                 The cash payment you are entitled to receive is $42.00 per share, which is equal to $92.00 per share minus the exercise price of $50.00 per share. You will receive: $42.00 x 100 vested shares, for a total of $4,200, less an amount of cash equal to any applicable tax withholdings if you are an employee, without interest.

•                 Since the cash consideration received in exchange for your stock options will be ordinary income, it is subject to regular withholdings if you are an employee.

What will happen in connection with the merger if the per share exercise price of my Keurig stock options is equal to or greater than $92.00?

Keurig stock options with a per share exercise price equal to or greater than $92.00 are considered “out-of-the-money” stock options.  Any vested and unvested out-of-the-money Keurig stock options you hold will all be cancelled as of the effective time of the merger, and you will not receive any payment in respect of the out-of-the-money stock options.

Please note that if, prior to the closing of the merger, you exercise an out-of-the-money Keurig stock option which has an exercise price greater than $92.00 and retain ownership of the shares of Keurig common stock you received upon such exercise and the merger closes, you will lose money.  This is because the per share exercise price that you will be required to pay for each share of Keurig common stock subject to the out-of-the-money stock option will exceed the $92.00 per share cash payment that you would receive in the merger.

Can I exercise my vested Keurig stock options prior to the closing of the merger?

Yes, you can exercise your vested Keurig stock options (provided that they have not expired) at any time prior to the “blackout period” described below (subject to the terms of the applicable plan, award agreement, and insider trading rules, including Keurig’s Insider Trading Policy).  If you wish to exercise your vested Keurig stock options, you should be able to do so via your

Merrill Lynch account at www.benefits.ml.com. Please note that in order to process any exercise before the closing of the merger, you must submit all applicable documentation and monies no later than 4 p.m. Eastern Standard Time on the day before the commencement of the “blackout period” described below. If you do not exercise a Keurig stock options and pay the applicable exercise prices prior to such time, your Keurig stock options may not be exercised before the merger is closed, and instead will be cancelled and, if they are in the money, converted into a right to receive a cash payment promptly following the effective time of the closing, as described above.

What is the “blackout period”?

Immediately prior to the closing of the merger, the eight-business-day period ending on the closing date of the merger will be the “blackout period.”  For administrative reasons, during the “blackout period,” you will not be able to exercise your Keurig stock options or, in the case of certain officers and directors, purchase, sell, dispose or otherwise acquire or transfer any shares of Keurig common stock.

How will I know when the “blackout period” starts?

You will receive employee-wide communications as soon as possible, and with as much notice as possible, before the beginning of the blackout period. In Keurig’s continued spirit of transparency, we intend to share this information with you as soon as we are able. As you know, the closing of the merger remains subject to various conditions.

Will there be an open trading window before the “blackout period” starts?

Keurig’s trading window traditionally opens after the second full business day following the release of Keurig’s annual or quarterly earnings report.  Accordingly, we may not have an open trading window between now and when the “blackout period” starts. We will share information with you on both the blackout period and trading window as soon as possible and with as much notice as possible.

What happens to my Keurig stock options if my employment with Keurig terminates before the merger closes?

If your service with Keurig terminates prior to the closing of the merger, then your unvested Keurig stock options will be forfeited for no payment upon your termination of employment unless the terms of your stock option award agreement include a retirement vesting provision that provides otherwise and you satisfy the eligibility criteria of such provision. You may exercise your vested Keurig stock options in accordance with the post-termination exercise provisions set forth in your stock option agreement and the applicable plan. If you do not exercise your vested Keurig stock options prior to the end of the post-termination exercise period, and the closing has not occurred, then your vested Keurig stock options will be forfeited for no payment.  If you do not exercise your vested Keurig stock options prior to the closing of the merger and the closing occurs prior to the end of the post-termination exercise period, your Keurig stock options will be cancelled and, if they are in the money, converted into a right to receive a cash payment (less the exercise prices and applicable withholding taxes) promptly following the effective time of the closing, as described above.

Restricted Stock Unit (RSU) Questions

What happens to my vested Keurig RSUs in connection with the merger?

Any Keurig RSUs that vest prior to the closing of the merger will be settled in shares of Keurig common stock by their terms and will be treated like other shares of Keurig common stock in the merger. JAB will pay $92.00 in cash, without interest, per share of Keurig common stock subject to applicable tax withholding. This payment will be made to you through Keurig’s payroll process.

What happens to my outstanding and unvested Keurig RSUs in connection with the merger?

All outstanding and unvested Keurig RSUs will become fully vested immediately prior to the effective time of the merger, and promptly following the effective of the merger you will receive $92.00 per share subject to the RSUs, without interest and subject to applicable tax withholding.

What happens to my unvested Keurig RSUs if my employment with Keurig terminates before the merger closes?

If your service with Keurig terminates prior to the closing of the merger, then your unvested Keurig RSUs will be forfeited for no payment, unless the terms of your RSU award agreement include a retirement vesting provision that provides otherwise and you satisfy the eligibility criteria of such provision.

Performance Stock Unit (PSU) Questions

What happens to my vested Keurig PSUs in connection with the merger?

Any Keurig PSUs that vest prior to the closing of the merger will be settled in shares of Keurig common stock by their terms and will be treated like other shares of Keurig common stock in the merger. JAB will pay $92.00 in cash, without interest, per share of Keurig common stock. This payment will be made to you through Keurig’s payroll process.

What happens to my outstanding and unvested Keurig PSUs in connection with the merger?

All outstanding and unvested Keurig PSUs will become fully vested immediately prior to the effective time of the merger, and promptly following the effective time of the of the merger you will receive $92.00 per share subject to the PSUs, without interest and subject to applicable tax withholding. The total number of shares subject to PSUs with a performance period ending prior to the closing of the merger will be based on actual performance through the end of such performance period. The total number of shares subject to PSUs with a performance period not ending prior to the closing of the merger will be equal to 100% of the target level set for such PSU.

What happens to my unvested Keurig PSUs if my employment with Keurig terminates before the merger closes?

If your service with Keurig terminates prior to the closing of the merger, then your unvested Keurig PSUs will be forfeited for no payment unless the terms of your PSU award agreement include a retirement vesting provision that provides otherwise and you satisfy the eligibility criteria of such provision.

Deferred Cash Award Questions

What happens to my vested Keurig deferred cash awards in connection with the merger?

Any Keurig deferred cash awards that vest prior to the closing of the merger will be settled in cash by their terms. This payment will be made to you through Keurig’s payroll process.

What happens to my outstanding and unvested Keurig deferred cash awards in connection with the merger?

All outstanding and unvested Keurig deferred cash awards will become fully vested immediately prior to the effective time of the merger, and promptly following the effective time of the merger you will receive a payment in cash according to the terms of your award agreement.

What happens to my unvested Keurig deferred cash awards if my employment with Keurig terminates before the merger closes?

If your service with Keurig terminates prior to the closing of the merger, then your unvested Keurig deferred cash awards will be forfeited for no payment, unless the terms of your award agreement include a retirement vesting provision that provides otherwise and you satisfy the eligibility criteria of such provision.

Employee Stock Purchase Plan (ESPP) Questions

How will the merger impact the ESPP?

In connection with the merger, there will be no new “payment periods” (as such term is defined in the ESPP) following the current payment period which began on September 27, 2015 and is scheduled to end on March 26, 2016.  In addition, during this final payment period, no new eligible employees will be permitted to participate in the ESPP and participants may not change their elections. On or about February 19, 2016—prior to the closing of the merger—Keurig will close the ESPP, the current payment period will end and the purchase date relating to this final payment period will be accelerated with respect to any then-outstanding options.

What will happen when the current payment period is shortened?

When the current payment period is shortened such that it ends on or about February 19, 2016, the cash that has accumulated in your ESPP account will be used to purchase shares of Keurig common stock at the lower of (1) 85% of the trading price of Keurig common stock on September 27, 2015 and (2) 85% of the trading price of Keurig common stock on the last day of the payment period, as shortened. These shares will then be cancelled at the effective time of the merger in exchange for a cash payment equal to $92.00 per share, reduced by all applicable withholding taxes.

What happens if I leave Keurig before the current payment period ends?

Any employees of Keurig participating in the ESPP whose service with Keurig terminates prior to the end of the current payment period will be withdrawn from the ESPP in accordance with the terms of the ESPP. Your contributions during the current payment period will be refunded to you in accordance with the terms of the ESPP.

What will happen if I withdraw from the ESPP before the current payment period ends?

Any employees of Keurig participating in the ESPP who withdraw from the ESPP prior to the end of the current payment period will receive a refund of the contributions they have made during the current payment period in accordance with the terms of the ESPP.

What will happen to my Keurig common stock acquired through prior payment periods of the ESPP in connection with the merger?

Keurig common stock purchased through prior payment periods of the ESPP is electronically held in your employee account at Computershare. Promptly following the effective time of the merger, you will be entitled to a payment equal to $92.00 per share of Keurig common stock that you own.

Stock Held in Keurig 401(k) Plan Questions

What happens to the portion of my 401(k) plan account that is invested in the company stock fund in connection with the merger?

All shares of Keurig common stock held in the portion of your 401(k) plan account that is invested in the company stock fund will be cancelled in exchange for a cash amount equal to $92.00 per share of Keurig common stock promptly following the effective time of the merger.  These amounts will automatically be reinvested in a default investment fund, as determined by Keurig.  As with your entire account, you will be able to direct the investment of the amount that you had invested in the company stock fund following the end of the applicable blackout period.  Keurig will provide additional information to participants in the 401(k) plan through a separate notice.

Tax and Miscellaneous Questions

What are the tax implications for in-the-money Keurig stock options, RSUs, PSUs and deferred stock awards?

Because the tax consequences of any payments can vary significantly on a country by country basis, any discussion of the tax consequences of those payments if you are a tax resident of a country outside the United States is beyond the scope of this FAQ. In addition, because the tax consequences of any payments can vary significantly on a state by state basis, any discussion of the tax consequences applicable to the state(s) in which you are a tax resident is beyond the scope of this FAQ.

Payment for In-the-Money Keurig Stock Options.  Any payment you receive upon the cancellation of your in-the-money Keurig stock options will be taxable as ordinary income, subject to regular tax withholding if you are an employee.

Note that there may be different tax consequences that will apply depending on whether your Keurig stock options are exercised prior to closing (and you receive the per share value in the merger ($92.00) for each share of Keurig common stock that you acquired upon such exercise) or your Keurig stock options are cancelled at the effective time of the merger for $92.00 per share (less the exercise price and tax withholding).

Payment for RSUs, PSUs and deferred cash awards.  Any payment you receive upon the cancellation of your RSUs, PSUs or deferred cash awards will be taxable as ordinary income, subject to regular tax withholding if you are an employee.

What happens to my Keurig stock options, RSUs, PSUs and deferred cash awards if the merger does not close?

If the merger does not close as planned, you will not be entitled to any cash payment for your Keurig stock options, RSUs, PSUs or deferred cash awards, as described above. Instead, your Keurig stock options, RSUs, PSUs and deferred cash awards will continue under the existing terms as set forth in the applicable plan or agreements governing your Keurig awards.

Will the sale of my shares purchased through the ESPP pursuant to the merger be considered a “disqualifying disposition” for tax purposes?

The sale of your ESPP shares pursuant to the merger will be a disqualifying disposition if the sale occurs within two years after the offer date; i.e., the first day of the payment period with respect to which that share of common stock was ultimately purchased. Therefore, assuming the merger closes before March 30, 2016, the sale of any shares acquired through the ESPP during payment periods that began on or after March 30, 2014 will be considered a disqualifying disposition for tax purposes.

If the sale is a disqualifying disposition, you will recognize ordinary income equal to the amount by which the fair market value of the shares on the date you purchased the shares (i.e., the last day of the offering period) exceeded the price you paid for them. The amount of any ordinary income will be added to your basis in the shares, and any resulting gain or loss recognized on the sale (at $92.00 per share) will be a long-term or short-term capital gain or loss, depending on whether you have held the shares for more than one year.

A qualifying disposition is any disposition of Keurig common stock acquired in connection with a payment period that began more than two years prior to the closing date of the merger.  If the sale is a qualifying disposition, you will recognize ordinary income equal to the lesser of: (1) the amount, if any, by which the fair market value of the shares on the day they are sold (i.e., $92.00) exceeds your purchase price of such shares; and (2) 15% of the fair market value of the shares on the applicable offer date (i.e., the first day of the applicable payment period). This income will be added to your basis in the shares, and any additional gain recognized will be long-term capital gain. If the fair market value of the shares at the time of sale is less than your purchase price, you will not recognize ordinary income, and any loss recognized will be a long-term capital loss.

THE ABOVE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR PARTICIPANT. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF ANY PAYMENTS.

Whom do I contact if I have further questions related to equity-based compensation?

Please contact Jessica Collins at (781) 418-7707 or Jessica.Collins@keurig.com with further questions.

Important Additional Information

These FAQs are for informational purposes only.  For additional information about the merger, please see the proxy statement filed with the Securities and Exchange Commission on Schedule 14A (http://www.sec.gov/Archives/edgar/data/909954/000104746916009650/0001047469-16-009650-index.htm), as the same may be supplemented from time to time.

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Keurig Green Mountain, Inc. (the “Company”) or the solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving the Company, Acorn Holdings B.V. and Maple Holdings Acquisition Corp.  The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company filed a definitive proxy statement with the SEC on January 12, 2016 and intends to file further relevant materials with the SEC.  BEFORE

MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, as such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.KeurigGreenMountain.com under the heading “SEC Filings” within the “Financial Information” section in the “Investors” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (646) 762-8095.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its annual report on Form 10-K for the fiscal year ended September 26, 2015, which was filed with the SEC on November 19, 2015 and amended January 22, 2016, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary and definitive proxy statements and may be available in other relevant materials to be filed with the SEC when they become available.